Exhibit 99.1

News Release

Contact:	David Amy, EVP & Chief Financial Officer
Lucy Rutishauser, VP-Corporate Finance & Treasurer
(410) 568-1500

SINCLAIR REPORTS THIRD QUARTER 2006 RESULTS

BALTIMORE (November 1, 2006) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three months and nine months ended September 30, 2006.

Commenting on the quarter, David Smith, President and CEO of Sinclair, stated, “Once again, we have achieved or exceeded the market’s expectations for our financial results.  We expect to have another banner year for free cash flow generation and will be evaluating how best to deploy the cash to produce higher returns for our shareholders.”

Financial Results:

Net broadcast revenues from continuing operations were $152.4 million for the three months ended September 30, 2006, an increase of 2.2% versus the prior year period result of $149.0 million.  Operating income was $38.1 million in the three-month period as compared to $40.3 million in the prior year period, a decrease of 5.5%.  The Company had net income available to common shareholders of $22.6 million in the three-month period versus net income available to common shareholders of $31.2 million in the prior year period, of which $17.5 million related to the gain, net of taxes, on the sale of the licensed assets of KSMO-TV in Kansas City.  The Company reported diluted earnings per common share of $0.25 for the quarter versus diluted earnings per common share of $0.36 in the prior year period.  Diluted earnings per common share from continuing operations were $0.26 as compared to $0.15 in the same period last year.

Net broadcast revenues from continuing operations were $464.1 million for the nine months ended September 30, 2006, an increase of 1.6% versus the prior year period result of $456.6 million.  Operating income was $120.6 million in the nine-month period, a decrease of 3.7% versus the prior year period result of $125.2 million.  Net income available to common shareholders was $42.9 million in the nine-month period versus the prior year period net income available to common shareholders of $208.9 million, of which $146.0 million related to the gain, net of taxes, on the sale of broadcast assets.  Diluted earnings per common share were $0.50 in the nine-month period versus diluted earnings per common share of $2.31 in the prior year period.  Diluted earnings per common share from continuing operations were $0.48 in the nine-month period as compared to $0.67 in the same period last year.

Operating Statistics and Income Statement Highlights:

—           The quarter’s revenues were positively impacted by increased advertising spending primarily in the telecommunications and schools categories, offset by softness in the entertainment, soft drinks, and services categories.  Automotive, which represents 22% of our revenues, was down 3.2% in the quarter, or $1.0 million, due primarily to our Rochester station which started operating under a Joint Sales Agreement in October 2005 and WTXL in Tallahassee whose Joint Sales Agreement was terminated in February 2006, both stations of which are not included in this year’s times sales.  On a same station basis, auto was down 1.6% primarily due to our Columbus stations and the amount of political crowding-out that took place there.  Political revenues were $8.0 million in the quarter versus $0.2 million in the third quarter last year.

—           Local advertising revenues increased 1.1% in the quarter versus the third quarter 2005, while national advertising revenues increased 8.7%.  Excluding political revenues, local advertising revenues were down 2.0%, while national advertising revenues were down 1.9%.  Local revenues, excluding political revenues, represented 64% of advertising revenues.

—           Time sales on our FOX stations on a same station basis excluding our Rochester station were up 8.4% in the quarter, and our ABC stations were up 8.8% excluding the Joint Sales Agreement with WTXL in Tallahassee.  Stations affiliated with MyNetworkTV, which launched September 5, 2006, were down 6.2% in September, while stations affiliated with The CW, which launched September 18, 2006, were down 3.6% in September.

—           With all but four markets reported, market share survey results reflect that our stations’ share of the television advertising market in the third quarter 2006 decreased to a 17.3% share from an 18.0% share of the market in the same period last year due to more political ad dollars flowing to the traditional network affiliates.

—           In August 2006, the Company entered into an agreement with Suddenlink for the carriage of our ABC and FOX analog and digital signals in Charleston/Huntington, WV.

—           As a result of not being able to reach an agreement with Mediacom for the past year, the Company terminated Mediacom’s right to carry our television stations in their markets effective December 1, 2006.  Mediacom’s response was to file an anti-trust suit and motion for injunction, which on October 25, 2006, the Federal Court found in favor of the Company and denied Mediacom’s motion to prohibit us from pulling our signals from their cable system in lieu of retransmission consent fees.

Balance Sheet and Cash Flow Highlights:

—        Debt on the balance sheet, net of $32.5 million in cash, was $1,375.2 million at September 30, 2006 versus net debt of $1,402.5 million at June 30, 2006.

—           During the quarter, the Company repurchased in the open market $1.8 million face value of its 8% senior subordinated notes due 2012.

—           As of September 30, 2006, 47.4 million Class A common shares and 38.3 million Class B common shares were outstanding, for a total of 85.7 million common shares outstanding.

—           Capital expenditures in the quarter were $4.0 million.

—           Common stock dividends paid in cash in the quarter were $8.5 million.

—           Program contract payments for continuing operations were $19.1 million in the quarter.

Forward-Looking Statements:

The matters discussed in this press release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results.  When used in this press release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified herein this release, the impact of changes in national and regional economies, FCC approval of pending license transfers, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television Network and MyNetworkTV programming, our news central and news share strategy, our local sales initiatives, and the other risk factors set forth in the Company’s most recent reports on Form 10-Q and Form 10-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.

Outlook:

In accordance with Regulation FD, Sinclair is providing public dissemination through this press release of its expectations for certain of its fourth quarter and full year 2006 financial performance.  The Company assumes no obligation to update its expectations.  All matters discussed in the “Outlook” section are forward-looking and, as such, persons relying on this information should refer to the “Forward-Looking Statements” section above.

“Political advertising revenues are pacing $8.0 million ahead of our fourth quarter budget,” commented David Amy, EVP and CFO.  “We are now forecasting our full year political revenues at approximately $29.4 million, an 18% increase over the amount we earned in the 2002 election cycle and $2.7 million less than the 2004 presidential election year.  Although this will be a driver for our financial performance in the quarter, the large amount of political buys being placed in such a short period of time will lead to some crowding-out of regular spot buys.  In addition, we expect the MyNetworkTV stations to continue to trail our expectations, as ad buyers become comfortable with the new network’s program genre.  For the quarter, we expect revenue growth, along with another quarter of expected television expense and film payment reductions, to contribute to our free cash flow generation.”

—           The Company expects fourth quarter 2006 station net broadcast revenues, before barter, to be up approximately 7.2% to 8.6% from fourth quarter 2005 station net broadcast revenues before barter of $157.9 million, assuming approximately $19.0 million in political revenues.  On a same station basis, excluding WTXL in Tallahassee, whose Joint Sales Agreement was terminated in February 2006, fourth quarter net broadcast revenues are forecasted to increase 8.0% to 9.5%.

—           The Company expects barter revenue and barter expense each to be approximately $14.4 million in the fourth quarter.

—           The Company expects station production expenses and station selling, general and administrative expenses (together, “television expenses”) before barter expense but including stock-based compensation expense, in the quarter to be approximately $74.5 million, a 0.4% decrease from fourth quarter 2005 television expenses of $74.8 million.  On a full year basis, television expenses are expected to be approximately $289.4 million, or down 0.6%, as compared to 2005 television expenses of $291.1 million.  The 2006 television expense forecast includes $0.4 million of stock-based compensation expense for the quarter and $1.4 million for the year, as compared to the 2005 actuals of $0.4 and $1.3 million for the quarter and year, respectively.

—           The Company expects program contract amortization expense to be approximately $25.1 million in the quarter and $90.5 million for the year.

—           The Company expects program contract payments to be approximately $18.8 million in the quarter and $86.9 million for the year as compared to $103.4 million in 2005.

—           The Company expects corporate overhead, including stock-based compensation expense, to be approximately $6.1 million in the quarter and $23.2 million for the year.  The 2006 corporate overhead forecast includes $0.1 million of stock-based compensation expense for the quarter and $0.5 million for the year.

—           The Company expects depreciation on property and equipment to be approximately $11.4 million in the quarter and $47.3 million for the year, assuming the capital expenditure assumptions below.

—           The Company expects amortization of acquired intangibles to be approximately $4.4 million in the quarter and $17.6 million for the year.

—           The Company expects net interest expense to be approximately $29.0 million in the quarter and $114.4 million for the year, assuming no changes in the current interest rate yield curve, and changes in debt levels based on the assumptions discussed in this “Outlook” section.

—           The Company expects dividends paid on the Class A and Class B common shares to be approximately $10.7 million in the fourth quarter and $36.2 million for the year, assuming current shares outstanding and a $0.125 per share quarterly dividend rate.

—           The Company expects the fourth quarter effective tax rate for continuing operations to be approximately 47%, including a current tax benefit from continuing operations of approximately $1.7 million in the quarter based on the assumptions discussed in this “Outlook” section.

—           The Company expects to spend approximately $8.1 million in capital expenditures in the quarter and approximately $21.6 million for the year.  This includes approximately $6.5 million of 2005 budgeted capital projects that carried over into 2006.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its third quarter results on Wednesday, November 1, 2006, at 8:30 a.m. ET.  After the call, an audio replay will be available at www.sbgi.net under “Investor Information/Conference Call.”  The press and the public will be welcome on the call in a listen-only mode.  The dial-in number is (877) 407-9205.

About Sinclair:

Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, currently owns and operates, programs or provides sales services to 58 television stations in 36 markets.  Sinclair’s television group reaches approximately 22% of U.S. television households and is affiliated with all major networks.  Sinclair owns a majority equity interest in G1440 Holdings, Inc., an Internet consulting and development company, and Acrodyne Communications, Inc., a manufacturer of transmitters and other television broadcast equipment.

Notes:

“Discontinued Operations” accounting has been adopted in the financial statements for all periods presented in this press release, as a result of the Company’s sales of its Kansas City, Sacramento and Tri-Cities television stations.  As such, the results from operations, net of related income taxes, have been reclassified from income from operations and reflected as net income from discontinued operations.

Prior year amounts have been reclassified to conform to current year GAAP presentation.

Sinclair Broadcast Group, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
REVENUES:
Station broadcast revenues, net of agency commissions	$152,362	$149,027	$464,058	$456,572
Revenues realized from station barter arrangements	12,772	12,039	38,206	41,551
Other operating divisions’ revenues	3,324	4,724	14,753	15,160
Total revenues	168,458	165,790	517,017	513,283

OPERATING EXPENSES:
Station production expenses	36,148	35,605	111,342	112,596
Station selling, general and administrative expenses	34,853	34,541	103,633	103,691
Expenses recognized from station barter arrangements	11,451	11,158	34,779	38,447
Amortization of program contract costs and net realizable value adjustments	24,122	18,587	65,428	52,131
Other operating divisions’ expenses	3,346	3,699	15,108	14,000
Depreciation of property and equipment	10,907	12,175	35,881	38,337
Corporate general and administrative expenses	5,141	5,259	17,059	15,345
Amortization of definite-lived intangible assets and other assets	4,435	4,475	13,195	13,529
Total operating expenses	130,403	125,499	396,425	388,076
Operating income	38,055	40,291	120,592	125,207

OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(28,448)	(31,113)	(86,783)	(88,950)
Interest income	913	187	1,263	416
Gain (loss) from sale of assets	4	(69)	(265)	(69)
Loss from extinguishment of debt	(25)	—	(904)	(1,631)
Unrealized gain from derivative instruments	—	5,761	2,907	17,487
Income (loss) from equity and cost investees	57	24	6,192	(389)
Other (expense) income, net	(34)	206	448	755
Total other expense	(27,533)	(25,004)	(77,142)	(72,381)
Income from continuing operations before income taxes	10,522	15,287	43,450	52,826

INCOME TAX BENEFIT (PROVISION)	12,318	(2,267)	(2,741)	(16,008)
Income from continuing operations	22,840	13,020	40,709	36,818
DISCONTINUED OPERATIONS:
(Loss) income from discontinued operations, net of related income tax (provision) benefit of ($275), ($343), $329 and ($2,413), respectively	(275)	701	383	4,841
Gain from discontinued operations, net of related income tax (provision) benefit of $0, ($10,494), $259 and ($80,002), respectively	—	17,508	1,774	146,024
NET INCOME	22,565	31,229	42,866	187,683
PREFERRED STOCK DIVIDENDS	—	—	—	(5,004)
EXCESS OF PREFERRED STOCK CARRYING VALUE AND REDEMPTION VALUE	—	—	—	26,201
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$22,565	$31,229	$42,866	$208,880
BASIC AND DILUTED EARNINGS PER COMMON SHARE:
Basic earnings per common share from continuing operations	$0.27	$0.15	$0.48	$0.68
Basic earnings per common share from discontinued operations	$—	$0.21	$0.03	$1.76
Basic earnings per common share	$0.26	$0.36	$0.50	$2.44
Diluted earnings per common share from continuing operations	$0.26	$0.15	$0.48	$0.67
Diluted earnings per common share from discontinued operations	$—	$0.21	$0.03	$1.64
Diluted earnings per common share	$0.25	$0.36	$0.50	$2.31
Weighted average shares outstanding	85,719	85,428	85,650	85,353
Weighted average shares and equivalent shares outstanding	99,149	85,448	85,655	92,065
Dividends declared per share	$0.125	$0.075	$0.325	$0.200

Unaudited Consolidated Historical Selected Balance Sheet Data:
(In thousands)

	September 30, 2006	December 31, 2005
Cash & cash equivalents	$32,495	$9,655
Total current assets	253,397	223,022
Total long term assets	2,020,786	2,060,283
Total assets	2,274,183	2,283,305

Current portion of debt	38,086	37,937
Total current liabilities	217,563	224,688
Long term portion of debt	1,369,611	1,412,801
Total long term liabilities	1,788,821	1,807,929
Total liabilities	2,006,384	2,032,617

Minority interest in consolidated subsidiaries	728	966

Total stockholders’ equity	267,071	249,722
Total liabilities & stockholders’ equity	2,274,183	2,283,305

Unaudited Consolidated Historical Selected Statement of Cash Flows Data:
(In thousands)

	Three Months Ended September 30, 2006	Nine Months Ended September 30, 2006

Net cash flow from operating activities	$47,350	$107,141
Net cash flow used in investing activities	(3,960)	(12,563)
Net cash flow used in financing activities	(18,505)	(71,738)

Net increase in cash and cash equivalents	24,885	22,840
Cash & Cash Equivalents, beginning of period	7,610	9,655
Cash & Cash Equivalents, end of period	$32,495	$32,495